FOR IMMEDIATE RELEASE                                  FOR MORE INFORMATION CALL

December 16, 2002                              Investors:      Robert A. Brvenik
                                                             President and Chief
                                                               Financial Officer
                                                                  (410) 234-1750

                                                 Media:          Steven A. Sless
                                                    Director of Public Relations
                                                                  (410) 234-8333


                   PRIME RETAIL REPAYS MEZZANINE LOAN IN FULL

     BALTIMORE - Prime Retail, Inc. (the "Company") (OTC Bulletin Board: PMRE, PMREP, PMREO) today announced it has repaid in full the remaining $30.2 million principal balance on a mezzanine loan (the "Mezzanine Loan") with (i) net proceeds from the previously announced two separate sales transactions completed on December 6, 2002 and (ii) cash from operations. The Mezzanine Loan, which was obtained on December 22, 2000, was in the original amount of $90.0 million, bore interest at 19.75% and was scheduled to mature in September 2003.
     Glenn D. Reschke, chairman and chief executive officer of the Company, stated, "The repayment of the entire Mezzanine Loan in less than two years is a significant milestone for Prime Retail. It is indicative of our diligent effort to reduce the overall debt levels of our Company and improve its financial condition."
     Prime Retail is a self-administered, self-managed real estate investment trust engaged in the ownership, leasing, marketing and management of outlet centers throughout the United States. Prime Retail owns and/or manages 38 outlet centers totaling approximately 10.5 million square feet of GLA. The Company also owns 154,000 square feet of office space. Prime Retail has been an owner, operator and a developer of outlet centers since 1988. For additional information, visit Prime Retail's website at www.primeretail.com.
     Some of the statements contained herein which are not statements of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes," "expects," "anticipates," "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission. Prime Retail accepts no responsibility for updating forward-looking statements.